Exhibit 10.21

GENSYM CORPORATION

Description of Compensation Arrangements with Non-Employee Directors

Directors of the Company who are also Company employees receive no additional or special compensation for serving as directors.

Following is a description of the compensation arrangements for the Company’s non-employee directors.

The Company pays, and after March 31, 2006 will continue to pay, its non-employee directors $12,000 annually, plus $1,000 for physical attendance at each meeting of the board of directors or $500 for participation in a board meeting telephonically. Non-employee directors also receive a $2,500 quarterly retainer for each committee on which the director serves. Non-employee directors are also eligible to receive stock options.

Prior to March 31, 2006, each of the Company’s non-employee directors is required to receive 10%, and may elect to receive up to 100%, of his board compensation in shares of the Company’s common stock in lieu of cash. Each director must make his election in increments of 10% and may only change his election effective as of two specified times each year. Effective March 31, 2006, all non-employee director fees will be paid solely in cash, and Company common stock will no longer be issued in lieu of cash for any portion of director compensation (retainers or meeting fees).

Additionally, since January 1, 2005, upon initial election as a director, each non-employee director has been entitled to receive a nonstatuory option to purchase 10,000 shares of the Company’s common stock and on the first day of each calendar quarter each non-employee director has been entitled to receive an option to purchase 2,500 shares. All options granted to directors are granted at an exercise price equal to the fair market value of the Company’s common stock on the date of the grant, are immediately exercisable and are exercisable for up to 10 years from the date of grant. Effective March 31, 2006, options will no longer be granted to any non-employee director (1) who owns 5% or more of the Company’s outstanding common stock or (2) if and to the extent the grant would cause the total number of shares subject to options ever granted by the Company to the non-employee director to exceed 100,000 (subject to adjustment for stock-splits, dividends and similar events).